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                                                                    EXHIBIT 99.1

For further information contact:

                  CRYSTAL REVAK
                  SMARTDISK CORPORATION
                  (239) 436-2591
                  CRYSTAL.REVAK@SMARTDISK.COM

        SMARTDISK RAISES $2.5 MILLION FROM AFFILIATES IN PRIVATE OFFERING

         Naples, Fla., December 27, 2002 - SmartDisk Corporation (NASDAQ: SMDK), a company that markets portable products for capturing, organizing, using, and preserving digital content, announced today that it has sold in a private placement financing an aggregate of 2,552,364.8 shares of its Series A Redeemable Convertible Preferred Stock at $1.00 per share to Addison M. Fischer, its Chairman of the Board of Directors, and Phoenix House Investments, LP, an affiliate of Mr. Fischer, for gross proceeds of approximately $2.5 million. Each share of Series A Redeemable Convertible Preferred Stock is convertible into shares of Common Stock at an initial conversion price of $0.32 per share of Common Stock such that each share of Series A Redeemable Convertible Preferred is initially convertible into 3.125 shares of Common Stock. However, without obtaining necessary approval of the Company's stockholders at a special meeting called at the request of a majority in interest of the holders of Series A Redeemable Convertible Preferred Stock, in no event may the holders of Series A Redeemable Convertible Preferred Stock convert their shares into an amount of shares of Common Stock that exceeds 19.99% of the number of shares of Common Stock outstanding. The shares of Series A Redeemable Convertible Preferred Stock are redeemable by the Company upon request of the holders on or after June 18, 2004, and will automatically convert into shares of Common Stock upon the Company obtaining stockholder approval at the special meeting. In connection with the transaction, the Company has agreed to register for resale under the Securities Act the shares of Common Stock issuable upon conversion of the Series A Redeemable Convertible Preferred and any shares of Common Stock acquired by Mr. Fischer or Phoenix House in connection with the Company's pending rights offering.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. The securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration statement.